Exhibit 99.1

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

July 10, 2023

Board of Directors

ONEOK, Inc.

100 West Fifth Street

Tulsa, OK 74103

Re: Amendment No. 1 to Registration Statement on Form S-4 of ONEOK, Inc., filed July 10, 2023 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 14, 2023 (“Opinion Letter”), with respect to the fairness from a financial point of view to ONEOK, Inc. (the “Company”) of the (i) 0.667 shares of common stock, par value $ 0.01 per share, of the Company, (ii) cash in an amount of $25.00 and (iii) First Special Distribution and the Second Special Distribution (each, as defined in the Agreement (as defined below)) if declared by the GP Board (as defined in the Agreement (as defined below)) to be paid by the Company in exchange for each limited partner interest of Magellan Midstream Partners, L.P. (“Magellan”) pursuant to the Agreement and Plan of Merger, dated as of May 14, 2023 (the “Agreement”), by and among the Company, Otter Merger Sub, LLC and Magellan.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of ONEOK’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the ONEOK Board and its Reasons for the Merger”, “The Merger— Certain Unaudited Forecasted Financial Information” and “The Merger—Opinion of ONEOK’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Securities and Investment Services Provided by Goldman Sachs & Co. LLC